Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Arlo Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	2018 Equity Incentive Plan Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,807,921(3)	$8.51	$32,405,407.71	$0.0001476	$4,783.04
Equity	2018 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	951,980(4)	$8.51	$8,101,349.80	$0.0001476	$1,195.76
Total Offering Amounts					$40,506,757.51		$5,978.80
Total Fee Offsets							$0.00
Net Fee Due							$5,978.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Common Stock (“Common Stock”) of Arlo Technologies, Inc. (the “Registrant”) that become issuable under the Arlo Technologies, Inc. 2018 Equity Incentive Plan, as amended (the “2018 EIP”), or the Arlo Technologies, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on January 17, 2024, as reported on the New York Stock Exchange.

(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 EIP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2018 EIP. Pursuant to such provision, on January 1 of each year commencing in 2019, the number of shares authorized for issuance under the 2018 EIP is automatically increased by: (a) a number equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; or (b) a number determined by the Registrant’s board of directors that is less than the amount set forth in the foregoing clause (a).

(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, on January 1 of each year commencing in 2019, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; (b) 1,000,000 shares of Common Stock; or (c) a number determined by the Registrant’s board of directors that is less than the amounts set forth in the foregoing clauses (a) and (b).